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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             GATEFIELD CORPORATION
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                                (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                   367339108
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                                 (CUSIP Number)

                               SEPTEMBER 30, 1999
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 367339108                   13G                      PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Mitsui Create USA, Inc. ("MCU")
        MHT America Holdings, Inc. ("MHT")
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  2     Check the Appropriate Box if a Member of a Group
        (See Instructions)

        (a) This Schedule 13G is a single joint filing by MCU and MHT as the members of a group pursuant to Section 240.13d-1(k)(2).
        (b) Not Applicable

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  3     SEC Use Only

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  4     Citizenship or Place of Organization               MCU -- Delaware
                                                           MHT -- Delaware
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    Number of
                           5       Sole Voting Power       MCU -- 153,848
      Shares                                               MHT -- 153,848
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power  MCU -- 153,848
       Each                                                MHT -- 153,848
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        MCU -- 153,848        MHT -- 153,848

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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        Not Applicable
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 11     Percent of Class Represented by Amount in Row (9)

        MCU -- 3.4%           MHT -- 3.4%
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 12     Type of Reporting Person (See Instructions)

        CO
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CUSIP NO. 367339108                13G                      PAGE 3 OF 5 PAGES

ITEM 1(A)  NAME OF ISSUER:

              GateField Corporation

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              47100 Bayside Parkway, Fremont, California 99538

ITEM 2(A)  NAME OF PERSON FILING:

              Mitsui Create USA, Inc. ("MCU")
              MHT America Holdings, Inc. ("MHT")

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              MCU: c/o Mitsui Precision Machinery Corp.
                   1500 East Higgins Road, Unit B
                   Elk Grove Village, Illinois 6007

              MHT: c/o Mitsui High-tec (USA), Inc.
                   2001 Gateway Place
                   Suite 201, East Tower
                   San Jose, California 95110

ITEM 2(C)  CITIZENSHIP:

              MCU: Delaware corporation
              MHT: Delaware corporation

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

                   Common Stock

ITEM 2(E)  CUSIP NUMBER:

                   367339108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a)  [ ] Broker or Dealer registered under Section 15 of the Act
       (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
       (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act


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CUSIP NO. 367339108                13G                      PAGE 4 OF 5 PAGES

       (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940
       (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)
       (f) [ ] An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F)
       (g) [ ] A parent holding company, in accordance with Section 240.13d-1(b)(ii)(G)
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
       (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

       (a) Amount Beneficially Owned:

                 MCU: 153,848 shares of Common Stock
                 MHT: 153,848 shares of Common Stock

       (b) Percent of Class:

                 MCU: 3.4%
                 MHT: 3.4%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote
                      MCU: 153,848
                      MHT: 153,848

           (ii)  shared power to vote or to direct the vote               0
           (iii) sole power to dispose or to direct the disposition of
                      MCU: 153,848
                      MHT: 153,848
           (iv)  shared power to dispose or to direct the dispostion of   0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not Applicable





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CUSIP NO. 367339108                13G                      PAGE 5 OF 5 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

             Not Applicable


ITEM 10. CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Pursuant to the signature of their authorized officer below, the undersigned corporations hereby stipulate, in lieu of an exhibit as described in Section 240.13d-1(k)(1)(iii), that this Schedule 13G constitutes a joint filing on behalf of each of them.


October 6, 1999

                                         MITSUI CREATE USA, INC.

                                         /s/ Yasunari Mitsui
                                         ----------------------------------
                                         President

                                         MHT AMERICA HOLDINGS, INC.

                                         /s/ Yasunari Mitsui
                                         ----------------------------------
                                         Vice President